Exhibit 21 -- Subsidiaries of the Registrant

Bank of Granite Corporation has two subsidiaries as follows:

                            Date of                   State of
    Name                  Incorporation             Incorporation
Bank of Granite           August 2, 1906            North Carolina
GLL & Associates, Inc.    June 24, 1985             North Carolina


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